Williams Partners L.P. (NYSE: WPZ)
One Williams Center
Tulsa, OK 74172
800-600-3782
www.williamslp.com

News Release

DATE: Sept. 14, 2010

MEDIA CONTACT:	INVESTOR CONTACT:
Jeff Pounds (918) 573-3332	Sharna Reingold (918) 573-2078

Williams Partners Announces Board of Directors Changes

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced changes to its general partner’s board of directors.

Bill Z. Parker resigned his position as an independent director, effective Sept. 7.  Parker, a retired executive vice president of Phillips Petroleum Company, was elected as a member of the board of directors in 2005.  He served on the board’s audit and conflicts committees.

Steve Malcolm, chief executive officer of the general partner of Williams Partners, thanked Parker for his five years of service to the partnership.

“Mr. Parker was the initial independent board member elected upon formation of the partnership in 2005,” Malcolm said.  “His contributions over the years have helped transform Williams Partners into one of the largest diversified energy MLPs in the country.”

H. Brent Austin has been elected to replace Parker, effective Sept. 8.  He will serve on the board’s audit and conflicts committees.

Austin is managing partner and chief investment officer of Alsamora L.P., a Houston-based private limited partnership with real estate and diversified equity investments. Prior to his current position, he was president and chief operating officer of El Paso Corporation, where he managed all non-regulated operations as well as all financial functions.

He was previously a member of the board of directors of Williams Pipeline Partners L.P.’s general partner.  He was elected to that position in 2008.

About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 12 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 80 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com. Go to http://www.b2i.us/irpass.asp?BzID=1296&to=ea&s=0 or http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our email list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.